Calculation of Filing Fee Tables
S-8
EAST WEST BANCORP INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share	Other	3,000,000	$ 120.61	$ 361,830,000.00	0.0001381	$ 49,968.72
Total Offering Amounts:						$ 361,830,000.00		$ 49,968.72
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 49,968.72
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the registrant's common stock that become issuable in respect of such securities by reason of any stock dividend, stock split, recapitalization or other similar transaction. (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act and based upon the average of the high and low prices of the registrant's Common Stock as reported on The Nasdaq Global Select Market on May 18, 2026. (3) Represents additional shares of the registrant's common stock reserved for issuance under the registrant's 2021 Stock Incentive Plan, as amended and restated through May 18, 2026, to which this Registration Statement relates.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources